Exhibit 99.2

RE:Legal Opinion on Certain PRC Legal Matters in relation to Coolbit Technologies Limited(the “Company”)

Ⅰ. INTRODUCTION

1.	We are qualified lawyers of the People's Republic of China (the “PRC”) and as such are qualified to issue this opinion (“Opinion”) with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (collectively as the “PRC Laws”). For the avoidance of doubt, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

2.	We act as the PRC counsel of Coolbit Technologies Limited(the “Company”) in connection with (a) the proposed initial public offering (the “Offering”) set forth in the Company’s registration statement on Form F-l, including all amendments or supplements thereto (the “Registration Statement”)，filed by the Company with the Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’ s ordinary shares on the Nasdaq Capital Market (“NASDAQ”).

3.	For the purpose of rendering this Opinion, we have reviewed the Registration Statement and the materials provided by the Company, and we express our views on the basis of such review.

Ⅱ. OPINION

4.	Reading together with the qualifications, assumptions and limitations set forth herein, barring any withholding and/or non-disclosure of matters of substance, and paying due regard to the current laws of PRC whereof relevance being duly considered, we opine that:

A.	Enforceability of Foreign Judgments

5.	We have analyzed the provisions of the Civil Procedure Law of the People’s Republic of China relating to the recognition and enforcement of foreign judgments, as applicable to any civil judgment that may be obtained against the Company or its directors and officers outside China.

●	Civil Procedure Law of People’s Republic of China (effective April 9, 1991, as last amended January 1, 2024)

6.	Based on our review of the Registration Statement and information provided by the Company, it is our opinion that the investors may encounter difficulty protecting their interests as shareholders through the enforcement of foreign judgments within the PRC. Our analysis regarding this conclusion is set forth below from the perspectives of (a) Applicable PRC Statutes (b) Factual and Legal Analysis

(a)	Applicable PRC Statutes

7.	Article 298 of the Civil Procedure Law of People’s Republic of China (“CPL”) provides that a foreign judgment may be recognized and enforced only where: (a) the PRC has concluded or acceded to an applicable treaty with the rendering state; or (b) the courts of the two jurisdictions have established de facto reciprocity.

8.	Article 300 of CPL further provides that the PRC court may refuse recognition/enforcement if it determines that the foreign judgment violates the basic principles of PRC law or impairs national sovereignty, security or the public interest.

(b)	Factual and Legal Analysis

9.	As of the date of this opinion, no treaty or other form of reciprocity exists between (i) the PRC and the United States, or (ii) the PRC and the Cayman Islands, governing the mutual recognition and enforcement of judgments.

10.	In the absence of such treaty or established reciprocity, and given the discretionary public-policy ground under Article 300 of CPL, there is uncertainty whether, and on what basis, a PRC court would enforce judgments rendered by U.S. federal courts or by the courts of the Cayman Islands predicated upon the civil-liability provisions of the U.S. federal securities laws or Cayman Islands law.

11.	Based on our analysis, we conclude that the investors may encounter material difficulty in protecting their interests as shareholders through the enforcement of foreign judgments within the PRC.

Ⅲ. ASSUMPTIONS

12.	The opinion set out herein is grounded on the following assumptions:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate minutes, resolutions and documents of or in connection with the Company as they were presented to us;

(c)	that the documents and the corporate minutes and resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

(g)	The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this letter). No assumption specified above is limited by reference to any other assumption.

Ⅳ. QUALIFICATIONS

13.	This Opinion is further subject to the following qualifications:

(a)	Except for the statements of Chinese law expressly set forth in this Opinion, we assume no responsibility for any other contents of the Registration Statement.

(b)	This Opinion is given solely on the basis of the descriptions of the Coolbit Group's business operations contained in the Registration Statement and the Company's confirmations to us, and we express no opinion as to the accuracy or completeness of such descriptions.

(c)	We express no opinion on the past, present, or future financial performance, financial condition, business prospects, or success of the Coolbit Group.

(d)	This Opinion is strictly limited to the laws of the People's Republic of China which are officially published and in effect as of the date hereof. We have not investigated, and do not express any opinion on, the laws of any other jurisdiction.

(e)	The Chinese laws referred to in this Opinion may be amended, revised, or superseded at any time, and such amendments, revisions, or supersessions may have retroactive effect.

(f)	This Opinion is to be read as a whole, and all sections hereof are to be construed together as a single integrated statement regarding the matters addressed herein.

(g)	This Opinion is subject to (i) legal principles relating to public interest, social morality, national security, good faith, fair dealing, and statutes of limitation; (ii) potential circumstances in the formation or performance of legal documents such as gross misconception, obvious unfairness, fraud, duress, or using lawful means to conceal an unlawful purpose; (iii) the discretionary power of courts in awarding damages, granting remedies, or upholding defenses; and (iv) the discretionary power of Chinese legislative, administrative, or judicial organs in exercising their authority.

(h)	With respect to matters not expressly stipulated by the current laws of the People's Republic of China, their interpretation, implementation, and application shall be subject to the final decisions of the competent legislative, administrative, or judicial organs of the People's Republic of China, and such organs may hold views contrary to those expressed in this Opinion.

(i)	Except as otherwise stated in this Opinion, this Opinion is given solely on the basis of the documents we have received as of the date hereof. We may (but are under no obligation to) rely on certificates and confirmations provided by the Company's officers and competent government authorities (limited to matters of fact and excluding legal conclusions).

(j)	Except as expressly disclosed in this Opinion, we have not conducted any independent investigation to verify the existence or non-existence of any facts, nor shall we be deemed, by virtue of our acting as the Company's legal counsel or rendering this Opinion, to have knowledge of any facts.

(k)	We are qualified to practice law only in the People's Republic of China. The statements made in this Opinion are confined in scope to those which a law firm qualified in the People's Republic of China and practicing law within its territory is competent to make.

Ⅴ. OTHERS

14.	We do not purport to be expert on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC. This opinion is delivered solely for the purpose of and in relation to the Transaction and the Registration Statement publicly filed with the Commission and may not be used and may not be relied upon for any other purpose without our prior written consent.

15.	Except with our prior written consent or consented herein, this opinion is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by the Company for any other purpose and may not be filed with any governmental agency or authority or quoted in any public document, save that to the extent required by any law or regulation or court order or in connection with any judicial proceeding or in seeking to establish any defence in any legal or regulatory proceeding or investigation relating to the matters set out herein. Our liability under this letter shall not exceed the amount of legal fees received by us from the Company in relation to the Transaction.

16.	This opinion is given in respect of the laws of PRC which are in force at, and is based upon facts and circumstances in existence at 17:30 Beijing time on the date of this opinion. We assume no obligation to update this opinion for any changes in the laws of PRC or other events or circumstances that occur after 17:30 Beijing time on the date of this opinion.

17.	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

北京市立方（深圳）律师事务所

Lifang&Partners, Shenzhen Office

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